Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2026 with respect to the financial statements of Plum Acquisition Corp. III included in the Annual Report on Form 10-K of Plum Acquisition Corp. III for the year ended December 31, 2025.

/s/ Marcum LLP

Houston, Texas

November 6, 2026